Exhibit 8.2

Grandall Law Firm (Shanghai)

45-46/F, Nanzheng Building, 580 Nanjing Road West, Shanghai 200041, P.R.C.

/TEL.: (8621) 5234-1668 /FAX: (8621) 5234-1670

/Website: www.grandall.com.cn

            , 2013

Giant Interactive Group Inc.

12/F, No. 3 Building

700 Yishan Road

Shanghai 200233

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the laws of the PRC. We have acted as PRC counsel to Giant Interactive Group Inc., a corporation organized under the laws of the Cayman Islands (the “Company”) in connection with the Company’s Registration Statement dated             , 2013 (the “Registration Statement”), relating to the proposed sale from time to time by the selling shareholder of American Depositary Shares of the Company (the “ADSs”) each representing one ordinary shares of par value US$0.0000002 per share of the Company (the “Offering”).

Unless otherwise defined herein, capitalized terms in this opinion shall have the same meaning ascribed to them in the Registration Statement.

In rendering this opinion, we have examined originals and/or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals and other instruments as we have considered necessary or appropriate for the purpose of rendering this opinion.

For the purpose of providing this opinion, we have assumed:

(i)	the genuineness of all signatures (including seals, chops and marks), the authenticity of each document submitted to us as an original and each signature on behalf of a party thereto, the conformity with the originals of all documents provided to us as copies thereof, the documents as they were presented to us up to the date of this opinion, the correctness and completeness of all facts stated or given in such documents, and none of the documents has been revoked, amended, varied or supplemented; and

(ii)	Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant governmental authorities of the PRC and/or the appropriate representatives of the Group Companies with the proper powers and functions.

Based on the foregoing, we are of the opinion that the statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than PRC tax law.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is rendered on the basis of the PRC laws (other than the laws of Hong Kong, Macao and Taiwan) effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

We hereby consent to the use and discussion of this opinion in the prospectus included in the Registration Statement, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

Grandall Law Firm (Shanghai)